                                                                   Exhibit 10.34


                          PURCHASE AND SALE AGREEMENT

                                    SELLER:

                        GABLES AT FARMINGTON ASSOCIATES
                       c/o Allegis Realty Investors, LLC
                              242 Trumbull Street
                            Hartford, CT 06103-1205

                                  PURCHASER:

                      BROOKDALE LIVING COMMUNITIES, INC.
                             77 West Wacker Drive
                                  Suite 3900
                               Chicago, IL 60601

                                   PROPERTY:

                           The Gables at Farmington
                            Farmington, Connecticut
                                 June 11, 1997

INDEX                                                                       Page
                                                                            ----
1.   The Property...........................................................   1
          1.1   Description.................................................   1
          1.2   "As-Is" Purchase............................................   2
          1.3   Agreement to Convey.........................................   3

2.   Price and Payment......................................................   3
          2.1   Purchase Price..............................................   3
          2.2   Payment.....................................................   3
          2.3   Closing.....................................................   4

3.   Inspections and Approvals..............................................   4
          3.1   Inspections.................................................   4
          3.2   Title and Survey............................................   5
          3.3   Contracts...................................................   6
          3.4   Permitted Encumbrances......................................   6
          3.5   Purchaser's Right to Terminate..............................   7
          3.6   Confidentiality.............................................   7

4.   Prior to Closing.......................................................   7
          4.1   Insurance...................................................   7
          4.2   Operation...................................................   7
          4.3   New Contracts...............................................   8
          4.4   New Leases..................................................   8
          4.5   Updated Information.........................................   8

5.   Representations and Warranties.........................................   8
          5.1   By Seller...................................................   8
          5.2   By Purchaser................................................   9
          5.3   Mutual......................................................  10

6.   Costs and Prorations...................................................  10
          6.1   Purchaser's Costs...........................................  10
          6.2   Seller's Costs..............................................  11
          6.3   Prorations..................................................  12
          6.4   Taxes.......................................................  12
          6.5   In General..................................................  12
          6.6   Purpose and Intent..........................................  12

7.   Damage, Destruction or Condemnation....................................  13
          7.1   Material Event..............................................  13
          7.2   Immaterial Event............................................  13
          7.3   Termination and Return of Deposit...........................  13

7.4. Notice of Damage or Eminent Domain.....................................  13

8.   Notices................................................................  13

9.   Closing and Escrow.....................................................  15
          9.1   Escrow Instructions.........................................  15
          9.2   Seller's Deliveries.........................................  15
          9.3   Purchaser's Deliveries......................................  16
          9.4   Possession..................................................  16
          9.5   Insurance...................................................  16
          9.6   Utility Service and Deposits................................  16
          9.7   Notice Letters..............................................  16
          9.8   Post-Closing Collections....................................  16
          9.9   Conditions to Seller's Obligations to Close.................  16
          9.10  Conditions to Purchaser's Obligations to Close..............  16

10.  Default; Failure of Condition..........................................  17
          10.1  PURCHASER DEFAULT...........................................  17
          10.2  SELLER DEFAULT..............................................  17
          10.3  Failure of Condition........................................  18
          10.4  Licensing Contingency.......................................  18

11.  Miscellaneous..........................................................  20
          11.1  Entire Agreement............................................  20
          11.2  Severability................................................  20
          11.3  Applicable Law..............................................  20
          11.4  Assignability...............................................  20
          11.5  Successors Bound............................................  21
          11.6  Breach......................................................  21
          11.7  No Public Disclosure........................................  21
          11.8  Captions....................................................  22
          11.9  Attorney's Fees.............................................  22
          11.10 No Partnership..............................................  22
          11.11 Time of Essence.............................................  22
          11.12 Counterparts................................................  22
          11.13 Recordation.................................................  22
          11.14 Proper Execution............................................  22
          11.15 Tax Protest.................................................  22
          11.16 Time to Execute and Deliver.................................  22
          11.17 Limitation of Liability.....................................  22

List of Exhibits
----------------

Exhibit 1.1.1   Legal Description
Exhibit 1.1.3   Inventory of Personal Property
Exhibit 1.1.6   Schedule of Leases and Security Deposits
Exhibit 3.1.1   Form of Access Agreement

Exhibit 3.2     Title Commitment No. 9641-00030 (NBU #9610404) issued by
                Chicago Title Insurance Company
Exhibit 3.3     Schedule of Contracts
Exhibit 9.1     General Settlement Instructions (Escrow)
Exhibit 9.2.1   Form of Special or Limited Warranty Deed
Exhibit 9.2.2   Form of Bill of Sale
Exhibit 9.2.3   Form of Assignment and Assumption of Leases
Exhibit 9.2.4   Form of Assignment and Assumption of Contracts
Exhibit 9.2.5   Form of Property Name Assignment
Exhibit 9.2.6   Form of Assignment of Warranties and Guarantees
Exhibit 9.2.8   Form of FIRPTA Affidavit
Exhibit 9.2.9   Form of Resident Notification Letter
Exhibit 9.3     ERISA Certificate
Exhibit 9.6     Form of Notice to Utility Company

                         PURCHASE AND SALE AGREEMENT

     THIS AGREEMENT, dated as of the 11th day of June, 1997, is made by and between GABLES AT FARMINGTON ASSOCIATES, a Connecticut general partnership ("Seller"), with an office in care of Allegis Realty Investors, LLC, 242 Trumbull Street, Hartford, Connecticut 06103-1205 and BROOKDALE LIVING COMMUNITIES, INC., a Delaware corporation ("Purchaser"), with an office at 77 West Wacker Drive, Suite 3900, Chicago, Illinois 60601.

                                    RECITALS:

     Seller desires to sell certain improved real property commonly known as The Gables at Farmington located at 20 Devonwood Drive, Farmington, Connecticut, along with certain related personal and intangible property, and Purchaser desires to purchase such real, personal and intangible property.

     NOW, THEREFORE, in consideration of the foregoing, of the covenants, promises and undertakings set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Purchaser agree as follows:

1. The Property.

     1.1 Description. Subject to the terms and conditions of this Agreement. and for the consideration herein set forth, Seller agrees to sell and transfer, and Purchaser agrees to purchase and acquire, all of Seller's right, title, and interest in and to the following (collectively, "Property"):

          1.1.1 Certain land ("Land") located in Farmington, Connecticut, and more specifically described in Exhibit 1.1.1 attached hereto;

          1.1.2 The buildings, parking areas, improvements, and fixtures now or as of Closing situated in, on, over and under the Land (the "Improvements");

          1.1.3 All motor vehicles, furniture, furnishings, fixtures, personal property, machinery, apparatus, and equipment owned by Seller and currently used in the operation, repair and maintenance of the Land and Improvements and situated thereon (collectively, the "Personal Property"), including but not limited to those items described on Exhibit 1.1.3 attached hereto. The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of Seller's business;

          1.1.4 All easements, hereditaments, and appurtenances belonging to or inuring to the benefit of Seller and pertaining to the Land, if any;

          1.1.5 Any street or road abutting the Land to the center lines thereof;

          1.1.6 The leases or occupancy agreements, including those in effect on the date of this Agreement (which are identified on the Schedule of Leases attached hereto as Exhibit 1.1.6), and any new leases entered into pursuant to
Section 4.4, which as of the Closing (as hereinafter defined) affect all or any portion of the Land or Improvements ("Leases"), and any security deposits actually held by Seller with respect to any such Leases;

          1.1.7 Subject to Section 3.3, all contracts and agreements relating to the operation or maintenance of the Land, Improvements or Personal Property the terms of which extend beyond midnight of the day preceding the date of Closing;

          1.1.8 The name "The Gables at Farmington" and the telephone numbers used at the Property;

          1.1.9 Assignable warranties and guaranties issued in connection with the Improvements or Personal Property;

          1.1.10 All transferable consents, authorizations, variances or waivers, licenses, permits and approvals from any governmental or quasi-governmental agency, department, board, commission, bureau or other entity or instrumentality solely in respect of the Land or Improvements (collectively, "Approvals"); and

          1.1.11 All existing surveys, blueprints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing, water and sewer plans and specifications), construction drawings and other documentation for or with respect to the Property or any part thereof, but excluding material which is or which contains confidential or proprietary information or material and material relating to valuation; and all available resident lists and data, stationary, logos, and promotional, marketing and advertising materials concerning the Property or any part thereof.

     1.2 "As-Is" Purchase

     Except as otherwise expressly provided in this Agreement and the Exhibits attached hereto, the Property is being sold in an "AS IS" condition and "WITH ALL FAULTS" as of the date of this Agreement and of Closing. Except as expressly set forth in this Agreement, no representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the Exhibits hereto annexed, which, together with the documents delivered upon the consummation of the transaction contemplated by this Agreement, fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded by this Agreement for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or the Exhibits annexed hereto or in other documents executed and delivered by Seller at Closing. Seller makes no representations or warranties as to whether the Property contains asbestos or harmful or toxic substances or pertaining to the extent, location or nature of same. Further, to the extent that Seller has provided to Purchaser information from any inspection, engineering or environmental reports concerning asbestos or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such reports. Purchaser acknowledges that Seller has requested Purchaser to inspect fully the Property and investigate all matters relevant thereto and to rely solely upon the results of Purchaser's own inspections or other information obtained or otherwise available to Purchaser, rather than any information (other than that specifically embodied in this Agreement or the Exhibits annexed hereto or in other documents executed and delivered by Seller at Closing) that may have been provided by Seller to Purchaser.

     Purchaser waives and releases Seller from any present or future claims arising from or relating to the presence or alleged presence of asbestos or harmful or toxic substances in, on, under or about the Property including, without limitation, any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, or
(iii) this Agreement or the common law. The terms and provisions of this Section
1.2 shall survive Closing hereunder.

     1.3 Agreement to Convey. Seller agrees to convey, and Purchaser agrees to accept, title to the Land and Improvements by special warranty deed in the condition described in Section 3.4 and title to the Personal Property, by bill of sale, in the form of Exhibit 9.2.2 attached hereto.

2. Price and Payment.

     2.1 Purchase Price. The purchase price for the Property ("Purchase Price") is TWENTY TWO MILLION FOUR HUNDRED THOUSAND DOLLARS ($22,400,000) U.S.

     2.2 Payment. Payment of the Purchase Price is to be made in cash as follows:

          2.2.1 (a) Purchaser has made an earnest money deposit with the Title Company (defined below) of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) ("Initial Deposit") prior to or contemporaneously with the execution of this Agreement.

                (b) On or before the third business day following the Approval Date, the Purchaser shall make an additional deposit with the Title Company of TWO HUNDRED FIFTY THOUSAND DOLLARS ($250,000) (the "Additional Deposit") (the Initial Deposit and, to the extent such deposits are made as of the applicable dates, the Additional Deposit, the First Extension Deposit and the Second Extension Deposit (as defined in Section 10.4), collectively shall be referred to hereinafter as "Deposit.")

               (c) The Deposit, as installments of same are paid, will be placed and held in escrow by Chicago Title Insurance Company ("Title Company") in an interest bearing account at a mutually acceptable banking institution or in other instruments mutually approved by Purchaser and Seller. Any interest or other earnings earned by the Deposit shall be considered as part of the Deposit. Except as otherwise provided in this Agreement, the Deposit will be applied to the Purchase Price at Closing.

          2.2.2 At Closing, the Purchaser shall pay Seller TWENTY TWO MILLION FOUR HUNDRED THOUSAND DOLLARS ($22,400,000), inclusive of the Deposit and subject to adjustment for the prorations as provided herein, to a bank account designated by Seller via wire transfer in immediately available funds.

     2.3 Closing. Payment of the Purchase Price and the closing hereunder ("Closing") will take place pursuant to an escrow closing on or before August 17, 1997 (or such later date to which the Closing Date shall have been extended pursuant to Section 10.4) ("Date of Closing"), at the offices of the Title Company (Chicago, Illinois national office) at 10:00 local time or at such other time and place as may be agreed upon in writing by Seller and Purchaser.

3.   Inspections and Approvals.

     3.1  Inspections.

          3.1.1 Seller agrees to allow Purchaser or Purchaser's agents or representatives reasonable access to the Property (during business hours) for purposes of any physical or environmental inspection of the Property and review of the Leases, expenses and other matters; PROVIDED, HOWEVER, PURCHASER SHALL NOT CONDUCT OR ALLOW ANY PHYSICALLY INTRUSIVE TESTING OF, ON OR UNDER THE PROPERTY WITHOUT FIRST OBTAINING SELLER'S WRITTEN CONSENT AS TO THE TIMING AND SCOPE OF WORK TO BE PERFORMED AND, UPON REQUEST OF SELLER, ENTERING INTO AN ACCESS AGREEMENT IN THE FORM ATTACHED HERETO AS EXHIBIT 3.1.1. PURCHASER'S BREACH OF THE FOREGOING PROHIBITION SHALL ENTITLE SELLER, AT ITS OPTION, IMMEDIATELY AND WITHOUT THE CURE PERIOD PROVIDED IN SECTION 11.6 HEREOF TO DECLARE THIS AGREEMENT TO BE TERMINATED AND TO RETAIN AS PROVIDED IN SECTION
10.1 HEREOF THE DEPOSIT AS LIQUIDATED DAMAGES.

          3.1.2 Subject to the other provisions of this Agreement, during the Inspection Period, Purchaser and its agents, engineers, surveyors, appraisers, auditors and other representatives shall have the right to enter upon the Property to inspect, examine, survey, conduct engineering and environmental studies, and appraise the Property. During the Inspection Period, Seller shall make all Seller's books, files and records relating to the Property (excluding material which is or which contains confidential or proprietary information or material and material relating to valuation) available for examination by Purchaser and Purchaser's agents and representatives, who shall have the right to make copies of such books, files and records. Purchaser shall have the right to audit and to have certified, thoroughly and completely, all at its sole cost and expense, all income and expenses and operational results of the Property for the two (2) calender years prior to the Date of Closing and for the current calendar year to date.

Purchaser agrees that, in making any physical or environmental inspections of the Property, Purchaser or Purchaser's agents will carry not less than One Million Dollars ($1,000,000) comprehensive general liability insurance with contractual liability endorsement which insures Purchaser's indemnity obligations hereunder and which policy and insurance company are reasonably acceptable to Seller, and, upon request of Seller, Purchaser will provide Seller with written evidence of same, will not interfere with the activity of tenants or any persons occupying or providing service at the Property in any material respect, will not reveal to any third party (other than prospective lenders or other sources of financing or equity and except as required by law) not approved by Seller the results of its inspections, and will restore promptly any physical damage caused by the inspections. Purchaser shall give Seller reasonable prior notice of its intention to conduct any inspections, and Seller reserves the right to have a representative present. Purchaser agrees to provide Seller with a copy of any inspection report upon Seller's written request (which agreement shall survive Closing). Purchaser agrees (which agreement shall survive Closing or termination of this Agreement) to indemnify, defend, and hold Seller free and harmless from any loss, injury, damage, claim, lien, cost or expense, including reasonable attorney's fees and costs, arising out of a breach of the foregoing agreements by Purchaser in connection with the inspection of the Property, or otherwise from the exercise by Purchaser or its agents or representatives of the right of access under this Section 3.1 (collectively, "Purchaser's Indemnity Obligations"). Any inspections shall be at Purchaser's expense.

          3.1.3 Except as otherwise expressly set forth in this Agreement, Seller makes no representations or warranties as to the truth, accuracy or completeness of any materials, data or other information supplied to Purchaser in connection with Purchaser's inspection of the Property (e.g., that such materials are complete, accurate or the final version thereof, or that all such materials are in Seller's possession). It is the parties' express understanding and agreement that such materials are provided only for Purchaser's convenience in making its own examination and determination prior to the Approval Date, as hereinafter defined, as to whether it wishes to purchase the Property, and, in doing so, Purchaser shall rely exclusively on its own independent investigation and evaluation of every aspect of the Property and not on any materials supplied by Seller. Purchaser expressly disclaims any intent to rely on any such materials provided to it by Seller in connection with its inspection and agrees that it shall rely solely on its own independently developed or verified information.

     3.2 Title and Survey. Prior to or contemporaneously with execution of this Agreement, Seller has caused to be delivered to Purchaser a commitment for title insurance on the Land, together with copies of all items shown as exceptions to title therein, issued by the Title Company and identified as Commitment No. 9641-00030 (NBU #9610404) a copy of which is attached hereto as
Exhibit 3.2 ("Title Commitment"), and a certain survey of the Land entitled "Updated As-Built Plan Prepared for Anthony J. Tanner known as "THE GABLES" #20 Devonwood Road Farmington, Connecticut Scale 1"=40' DATE JUNE, 1986 revised through Jan. 31, 1989" ("1989 Survey"). Purchaser shall have until June 23, 1997, ("Interim Date") to provide written notice to Seller of any matters shown by the Title Commitment or 1989 Survey which are not satisfactory to Purchaser, which notice ("Title Notice") must specify the reason such matter(s) are not satisfactory. Purchaser and Seller shall also order an update of the 1989 Survey (such updated survey, the "New Survey"). Purchaser shall have until July 3, 1997 to provide written notice to Seller of any matters shown by the New Survey which are not shown on the 1989 Survey (including any matters shown on the Title Commitment which were not shown on the 1989 Survey, "New Matters") which New Matters are not satisfactory to Purchaser, which notice ("New Survey Notice") must specify the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Purchaser's disapproval. The parties shall then have until the Approval Date specified in Section 3.5 to make such arrangements or take such steps as they shall mutually agree to satisfy Purchaser's objection(s); provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to cure or agree to cure any title or survey objections, and Seller shall not be deemed to have any obligation to cure unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Purchaser given or entered into on or prior to the Approval Date and which recites that it is in response to a Title Notice or New Survey Notice. Purchaser's sole right with respect to any Title Commitment, 1989 Survey or New Survey matter to which it objects in a Title Notice or New Survey Notice given in a timely manner, as applicable, shall be to elect on or before the Approval Date to terminate this Agreement pursuant to Section 3.5 hereof. All matters shown in the Title Commitment and/or 1989 Survey and/or New Survey with respect to which Purchaser fails to give a Title Notice or New Survey Notice on or before the last date for so doing, or with respect to which a timely Title Notice or New Survey Notice is given but Seller fails to undertake an express obligation to cure as provided above, shall be deemed to be approved by Purchaser as "Permitted Encumbrances" as provided in Section 3.4 hereof, subject, however, to Purchaser's termination right provided in Section 3.5 hereof.

     3.3 Contracts. On or before the Interim Date, Purchaser shall notify Seller in writing if Purchaser elects not to assume at Closing any of the service, maintenance, supply or other contracts relating to the operation of the Property which are identified on Exhibit 3.3 attached hereto. If Purchaser does not exercise its right to terminate this Agreement on or before the Approval Date, Seller shall give notice of termination of such disapproved contract(s); provided, if by the terms of the disapproved contract Seller has no right to terminate same on or prior to Closing, or if any fee or other compensation is due thereunder as a result of such termination, Purchaser shall be required at Closing to assume all obligations thereunder (excluding the personal care services agreement and Management Agreement described in paragraphs 2 and 25, respectively, of Exhibit 3.3) until the effective date of the termination and to assume the obligation to pay or to reimburse Seller for the payment of the termination related charge. Notwithstanding anything to the contrary contained herein, at the Closing Purchaser shall assume in writing the Seller's obligations under the Security Agreement described in paragraph 9 of Exhibit 3.3 attached hereto in the event the loan described therein has not been paid in full.

     3.4 Permitted Encumbrances. Unless Purchaser terminates this Agreement pursuant to Section 3.5 hereof following its opportunity fully to inspect the Property, the state of title thereto and all other matters relating to the Property, including its feasibility for Purchaser's intended use and its suitability as an investment, Purchaser shall be deemed to have approved and to have agreed to purchase the Property subject to the following:

          3.4.1 All exceptions to title shown in the Title Commitment or matters shown on the 1989 Survey or New Survey which Purchaser has approved or is deemed to have approved pursuant to Section 3.2 hereof;

          3.4.2 All contracts and leases which Purchaser has approved or is deemed to have approved pursuant to Sections 3.3, 4.3 and 4.4 hereof;

          3.4.3 The lien of non-delinquent real and personal property taxes and assessments;

          3.4.4 Rights of parties in possession pursuant to the Leases;

          3.4.5 Discrepancies, conflicts in boundary lines, shortages in area, encroachments, and any state of facts which an inspection of the premises would disclose and which are not shown by the public records; and

          3.4.6 Intentionally omitted;

          3.4.7 Subject to the proration provisions hereof, any service, installation, connection, maintenance or construction charges due after Closing for sewer, water, electricity, telephone, cable television or gas.

All of the foregoing are referred to herein collectively as "Permitted Encumbrances".

     3.5 Purchaser's Right to Terminate. Purchaser shall have the right, in Purchaser's sole and absolute discretion and for any reason or no reason, by giving Seller written notice ("Termination Notice") on or before July 7, 1997 ("Approval Date") to terminate its obligation to purchase the Property. If the Termination Notice is timely given, Seller shall direct the Title Company promptly to return the Deposit to Purchaser and neither party shall have any further liability hereunder except for Purchaser's Indemnity Obligations set forth in Section 3.1.2 hereof.

     3.6 Confidentiality. Unless Seller specifically and expressly otherwise agrees in writing, Purchaser agrees that all information regarding the Property of whatsoever nature made available to it by Seller or Seller's agents or representatives ("Proprietary Information") is confidential and shall not be disclosed to any other person except those assisting Purchaser with the transaction, or Purchaser's lender or other source of financing or equity, if any, and then only upon Purchaser making such person aware of the confidentiality restriction and procuring such person's agreement to be bound thereby and except as required by law or court order. In the event the purchase and sale contemplated hereby fails to close for any reason whatsoever, Purchaser agrees to return to Seller, or cause to be returned to Seller all Proprietary Information. Further, Purchaser agrees not to use or allow to be used any Proprietary Information for any purpose other than to determine whether to proceed with the contemplated purchase or it same is consummated, in connection with the ownership and operation of the Property post-Closing. Notwithstanding any other term of this Agreement, the provisions of this Section 3.6 shall survive Closing or the termination of this Agreement.

4.   Prior to Closing.

     Until Closing, Seller or Seller's agent shall:

     4.1 Insurance. Keep the Property insured against fire and other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Property.

     4.2 Operation. Operate and maintain the Property in a businesslike manner and substantially in accordance with Seller's past practices with respect to the Property, and make any and all repairs and replacements reasonably required to deliver the Property to Purchaser at closing in its present condition, normal wear and tear excepted, provided that in the event of any loss or damage to the Property the rights of the parties shall be as described in Section 7.

     4.3 New Contracts. Enter into only those third party contracts which are necessary to carry out its obligations under Section 4.2 and which shall be cancelable on thirty (30) days written notice without penalty or termination fee. If Seller enters into any such contract, it shall promptly provide written notice thereof to Purchaser and unless Purchaser, within seven (7) days thereafter, notifies Seller in writing of its intention to assume such contract, it shall be treated as a contract disapproved by Purchaser under Section 3.3 hereof.

     4.4 New Leases. Continue its present rental program and efforts at the Property to rent vacant space, utilizing its standard Lease form as presently being utilized at the Property. If Seller enters into any such Lease(s), it shall promptly provide a true copy thereof to Purchaser.

     4.5 Updated Information. Promptly deliver to Purchaser copies of any operating statements for the Property which come into possession of Seller for any period during calendar 1997 prior to the Date of Closing.

5.   Representations and Warranties.

     5.1  By Seller.  Seller represents and warrants to Purchaser that:

          5.1.1 Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Connecticut, is authorized to do business in the State of Connecticut, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its partnership agreement.

          5.1.2 To the best of Seller's knowledge, there is no action, proceeding or investigation pending or threatened against Seller or the Property before any court or governmental agency or instrumentality which, it adversely concluded, would prevent Seller from consummating the transaction contemplated hereby or would adversely affect the Property in any material respect.

          5.1.3 To the best of Seller's knowledge, Seller has not received any written notice from any governmental authority having jurisdiction over the Property that the Property is in violation of any zoning, building, fire or health code.

          5.1.4 To the best of Seller's knowledge, the Schedule of Leases attached hereto as Exhibit 1.1.6 is accurate in all material respects and identifies all leases of units at the Property in effect as of the date hereof. To the best of Seller's knowledge, Seller has not received any written notice from any tenant under any of the Leases that Seller is in default of its obligations thereunder, other than those notices, if any, which are contained in the lease files maintained at the Property by Seller's property manager.

          5.1.5 To the best to Seller's knowledge, the Schedule of Contracts attached hereto as Exhibit 3.3 is accurate in all material respects and identifies all service contracts relating to the Property to which Seller is a party and which are in effect as of the date hereof. To the best of Seller's knowledge, Seller has not received any written notice from any party under any of said contracts that Seller is in default of its obligations thereunder, other than those notices, if any, which are contained in the files maintained at the Property by Seller's property manager.

          5.1.6 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Seller.

          5.1.7 Kevin M. Crean and Lawrence S. Puzzo are the employees of Allegis Realty Investors, LLC, an investment advisor of Aetna Life Insurance Company. a constituent general partner of Seller, having responsibility for the management and sale of the Property on behalf of Aetna Life Insurance Company.

Whenever a representation or warranty is made in this Agreement on the basis of the best of knowledge of Seller, or whether Seller has received written notice, such representation and warranty is made with the exclusion of any facts disclosed to or otherwise known by Purchaser at the time made by Seller, and is made solely on the basis of the actual, as distinguished from implied, imputed and constructive, knowledge on the date that such representation or warranty is made, without inquiry or investigation or duty, of Kevin M. Crean and Lawrence S. Puzzo, the employees of Allegis Realty
Investors, LLC, an investment advisor of Aetna Life Insurance Company, a constituent general partner of Seller, having responsibility for the management and sale of the Property on behalf of Aetna Life Insurance Company, without attribution to such specific employees of facts and matters otherwise within the personal knowledge of any other officers or employees of Aetna Life Insurance Company or its advisors or agents, or of Old Farms Forest Associates, Limited Partnership, the other constituent general partner of Seller, or its constituent partners, or their agents, or third parties, including but not limited to tenants and property managers of the Property or the employees thereof.

          The representations and warranties set forth in this Section 5.1 shall survive the Closing but written notification of any claim arising therefrom must be given to Seller within nine (9) months of the Date of Closing or such claim shall be forever barred and Seller shall have no liability with respect thereto. The aggregate liability of the Seller with respect to all claims hereunder shall not exceed $200,000.00.

          5.2  By Purchaser. Purchaser represents and warrants to Seller that:

              5.2.1 Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate any material term of its certificate of incorporation or by-laws. Any assignee of Purchaser,s rights and obligations hereunder pursuant to

Section 11.4 hereof shall be duly organized, validly existing and in good standing under the laws of the State of its formation and authorized to do business in the State of Connecticut on the Date of Closing.

          5.2.2 Purchaser is acting as principal in this transaction with authority to close the transaction.

          5.2.3 No petition in bankruptcy (voluntary or otherwise), assignment for the benefit of creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending against or contemplated by Purchaser.

          5.2.4 Unless Purchaser has terminated its obligation to purchase the Property pursuant to Section 3.5 on or before the Approval Date, and subject to the representations and warranties of Seller expressly set forth in this Agreement Purchaser will have or will be deemed to have inspected the Property fully and completely (at its expense) and will have or will be deemed to have ascertained to its satisfaction the extent to which the Property complies with applicable zoning, building, environmental, health and safety and all other laws, codes and regulations.

          5.2.5 Unless Purchaser has terminated its obligation to purchase the Property pursuant to Section 3.5 on or before the Approval Date, Purchaser will have or will be deemed to have reviewed the Leases, contracts, expenses and other matters relating to the Property and, based upon its own investigations, inspections, tests and studies, will have or will be deemed to have determined whether to purchase the Property and to assume Seller's obligations under the Leases, contracts and otherwise with respect to the Property.

          5.2.6 Unless otherwise disclosed to Seller in writing, neither Purchaser nor any affiliate of or principal in Purchaser is other than a citizen of, or partnership, corporation or other form of legal person domesticated in the United States of America.

          5.2.7 Purchaser will not use the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and covered under Title I, Part 4 of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended, in the performance or discharge of its obligations hereunder, including the acquisition of the Property. Purchaser shall not assign its interest hereunder to any person or entity which does not expressly make this covenant and warranty for the benefit of Seller.

     5.3 Mutual. Each of Seller and Purchaser represents to the other that it has had no dealings, negotiations, or consultations with any broker, representative, employee, agent or other intermediary except Cushman & Wakefield of Florida, Inc. and CLW Realty Group, Inc. (collectively, "Broker") in connection with the Agreement or the sale of the Property. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims of any other broker(s), representative(s), employee(s), agent(s) or other intermediary(ies) claiming to have represented Seller or Purchaser, respectively, or otherwise to be entitled to compensation in connection with this Agreement or in connection with the sale of the Property.

6.   Costs and Prorations.

     6.1 Purchaser's Costs. Purchaser will pay the following costs of closing this transaction (at Closing with respect to items 6.1.2 through 6.1.7):

          6.1.1 The fees and disbursements of its counsel, inspecting architect and engineer, if any;

          6.1.2 One-half (1/2) of any escrow fees and real estate transfer, stamp or documentary tax(es);

          6.1.3 One-half (1/2) of any sales or use taxes relating to the transfer of personal property to Purchaser;

          6.1.4 One-half (1/2) of the cost of an ALTA owner's title insurance policy without extended coverage or special endorsements, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise;

          6.1.5 The cost of any title insurance in excess of the cost(s) of an ALTA owner's policy without extended coverage or special endorsements, including, any additional premium charge(s) for endorsements and/or deletion(s) of exception items (other than such additional premium charge(s) for which Seller is responsible pursuant to Section 10.3) and any cancellation charge(s) imposed by any title company in the event a title insurance policy is not issued, unless caused by willful default of Seller hereunder or unless this Agreement is terminated by Purchaser in accordance with the provisions of this Agreement;

          6.1.6  One-half (1/2) of the reasonable cost of the New Survey;

          6.1.7 One-half (1/2) if any recording fees relating to the transfer documents; and

          6.1.8 Any other expense(s) incurred by Purchaser or its representative(s) in inspecting or evaluating the Property or closing this transaction.

     6.2  Seller's Costs.

          Seller will pay (at Closing with respect to items 6.2.2 through 6.2.8):

          6.2.1  The fees and disbursements of Seller's counsel;

          6.2.2 One-half (1/2) of any escrow fees, and real estate transfer, stamp or documentary to Purchaser;

          6.2.3 One-half (1/2) of any sales or use taxes relating to the transfer of personal property to Purchaser;

          6.2.4 One-half (1/2) of the cost of an ALTA owner's title insurance policy without extended coverage or special endorsements, issued in connection with this transaction, whether pursuant to the Title Commitment or otherwise;

          6.2.5  One-half (1/2) of the reasonable cost of the New Survey;

          6.2.6 One-half of any recording fees relating to the transfer documents;

          6.2.7 The cost of any additional premium charged by the title company to issue Purchaser's owner's policy without exception for (or with affirmative coverage insuring over) any defect, limitation or encumbrance which Seller elects to cure by issuance of such a title policy pursuant to Section 10.3 hereof; and

          6.2.8 The broker's fee payable to Broker pursuant to its written agreement with Seller.

     6.3 Prorations. A statement of prorations and adjustments shall be prepared by Seller in conformity with the provisions of this Agreement and submitted to Purchaser for review and approval or disapproval not less than three (3) days prior tO the Date of Closing. For purposes of prorations, Purchaser shall be deemed to be the owner of the Property on the Date of Closing. Rents and any other amounts payable by tenants, personal property taxes, installment payments of special assessment liens, vault charges, sewer charges, utility charges, security and other deposits paid under the Leases, together with interest thereon if required by law, prepayments under the Service Contracts being assumed by Purchaser, assignable license and permit fees and normally prorated operating expenses actually collected, billed or paid as of the Date of Closing shall be prorated as of the Date of Closing and be adjusted against the Purchase Price due at the Closing, provided that within sixty (60) days after the Closing, Purchaser and Seller will make a further adjustment for such rents, taxes or charges which may have accrued or been incurred prior to the Date of Closing, but not billed or paid at that date. All prorations shall be made on a 360 day calendar year basis, 30 days to the month. Seller shall deliver to Purchaser at Closing all resident funds, if any, held in trust by Seller.

     6.4 Taxes. General real estate taxes and special assessments relating to the Property payable during the year in which Closing occurs shall be prorated as of the Date of Closing. If Closing shall occur before the actual taxes and special assessments payable during such year are known, the apportionment of taxes shall be upon the basis of taxes for the Property payable during the immediately preceding year, provided that, if the taxes and special assessments payable during the year in which closing occurs are thereafter determined to be more or less than the taxes payable during the preceding year (after any appeal of the assessed valuation thereof is concluded), Seller and Purchaser promptly (but no later than March 31, 1998 except in the case of an ongoing tax protest) shall adjust the proration of such taxes and special assessments and Seller or Purchaser, as the case may be, shall pay to the other any amount required as a result of such adjustment and this covenant shall not merge with the deed delivered hereunder but shall survive the Closing.

     6.5 In General. Any other costs or charges of closing this transaction not specifically mentioned in this Agreement shall be paid and adjusted in accordance with local custom in Hartford County, Connecticut.

     6.6 Purpose and Intent. Except as expressly provided herein, the purpose and intent as to the provisions of prorations and apportionments set forth in this Section 6 and elsewhere in this Agreement is that Seller shall bear all expenses of ownership and operation of the Property and shall receive all income therefrom accruing through midnight at the end of the day preceding the Closing and Purchaser shall bear all such expenses and receive all such income accruing thereafter.

7.   Damage, Destruction or Condemnation.

     7.1 Material Event. If, prior to Closing, fifteen percent (15%) or more of the net rentable area of the building(s) or of the parking spaces on the Property or all access to the Property are rendered completely untenantable, or are destroyed or taken under power of eminent domain, Purchaser may elect to terminate this Agreement by giving written notice of its election to Seller within fourteen (14) days after receiving notice of such destruction or taking. If Purchaser does not give such written notice within such fourteen (14) day period, this transaction shall be consummated on the date and at the Purchase Price provided for in Section 2, and Seller will assign to Purchaser all required proofs of loss, assignments of claims and other similar items and the physical damage proceeds of any insurance policy(ies) payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price, and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

     7.2 Immaterial Event. If, prior to Closing, less than fifteen percent (l5%) of the net rentable area of the building(s) or of the parking spaces on the Property are rendered completely untenantable or are destroyed, or are taken under power of eminent domain, Purchaser shall close this transaction on the date and at the Purchase Price agreed upon in Section 2, and Seller will assign to Purchaser all required proofs of loss, assignments of claims and other similar items and the physical damage proceeds of any insurance policies payable to Seller, or Seller's portion of any condemnation award, in both cases, up to the amount of the Purchase Price and, if an insured casualty, pay to Purchaser the amount of any deductible but not to exceed the amount of the loss.

     7.3 Termination and Return of Deposit. If Purchaser elects to terminate this Agreement pursuant to this Section 7, and if Purchaser is not, on the date of such election, in default under the Agreement, Seller shall promptly direct the Title Company to return the Deposit to Purchaser.

     7.4 Notice of Damage or Eminent Domain. Seller shall promptly give notice to Purchaser of any damage to the Property which renders any of the building(s) or parking areas on the Property or any access to the Property untenantable and of any taking (or threatened taking of which Seller has received written notice) under power of eminent domain.

8.   Notices.

     Any notice required or permitted to be given hereunder shall be deemed to be given when hand delivered or one (1) business day after pickup by Emery Air Freight, Airborne, Federal Express, or similar overnight express service, for next business day delivery, in either case addressed to the parties at their respective addresses referenced below:

If to Seller:       c/o Allegis Realty Investors, LLC
                    242 Trumbull Street
                    Hartford, Connecticut 06103-1205

                    Attention: Kevin M. Crean
                    Phone: (860) 275-2376
                    Fax: (860) 275-4225

With copy to:       James A. McGraw, Esq.
                    Day, Berry & Howard
                    CityPlace
                    Hartford, Connecticut 06103-3499
                    Phone: (860) 275-0180
                    Fax: (860) 275-0344

If to Purchaser:    Brookdale Living Communities, Inc.
                    77 West Wacker Drive
                    Suite 3900
                    Chicago, IL 60601

                    Attention: Matthew F. Whitlock
                    Phone: (312) 917-1500
                    Fax: (312) 782-3867

With a copy to:     Brookdale Living Communities, Inc.
                    77 West Wacker Drive
                    Suite 3900
                    Chicago, IL 60601

                    Attention: Robert J. Rudnik
                    Phone: (312) 917-4234
                    Fax: (312) 917-1684

With a copy to:     Murtha, Cullina, Richter and Pinney
                    CityPlace I
                    185 Asylum Street
                    Hartford, Connecticut 06103

                    Attention: Frank J. Saccomandi, III, Esq.
                    Phone: (860) 240-6043
                    Fax: (860) 240-6150

or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. Telephone and facsimile numbers are for informational purposes only. Effective notice will be deemed given only as provided above.

9.   Closing and Escrow.

     9.1 Escrow Instructions. Upon execution of this Agreement, the parties shall deliver an executed counterpart of this Agreement to the Title Company to serve as the instructions to the Title Company as the escrow holder for consummation of the transaction contemplated herein, including the supplementary escrow instructions attached hereto as Exhibit 9.1. Seller and Purchaser agree to execute such additional and supplementary escrow instructions as may be appropriate to enable the Title Company to comply with the terms of this Agreement, provided, however that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions (including Exhibit 9.1), the terms of this Agreement shall prevail.

     9.2 Seller's Deliveries. Seller shall deliver either at the Closing or by making available at the Property, as appropriate, the following original documents, each executed and, if required, acknowledged:

          9.2.1 A special or limited warranty deed to the Property, in the form attached hereto as Exhibit 9.2.1, subject to the matters set out in Section
3.4 and other matters subsequently approved by Purchaser or Purchaser's counsel.

          9.2.2 A bill of sale in the form attached hereto as Exhibit 9.2.2 conveying the Personal Property and any certificates of title relating to motor vehicles to the extent in Seller's possession.

          9.2.3 (i) The Leases described in Section 1.1.6 which are still in effect as of Closing and any new leases entered into pursuant to Section 4.4;
(ii) a current listing of any tenant security deposits and prepaid rents held by Seller with respect to the Property; and (iii) an assignment of such leases, deposits, prepaid rents and other resident funds, if any, held in trust by Seller by way of an assignment and assumption agreement in the form attached hereto as Exhibit 9.2.3.

          9.2.4 (i) Copies of all contracts relating to the Property which Purchaser has elected to assume or which are not terminable by Seller on or before the date of closing; and (ii) an assignment of such contracts to Purchaser by way of an assignment and assumption agreement, in the form attached hereto as Exhibit 9.2.4.

          9.2.5 An assignment to Purchaser of Seller's right, title and interest, if any, in the name The Gables at Farmington and in the telephone numbers used at the Property, in the form attached hereto as Exhibit 9.2.5.

          9.2.6 An assignment of all transferable warranties and guarantees then in effect, if any, with respect to the improvements located on the Property or any repairs or renovations to such improvements and Personal Property being conveyed hereunder, which assignment is in the form attached hereto as Exhibit 9.2.6.

          9.2.7 All books and records at the Property held by or for the account of Seller, including without limitation, plans and specifications and lease applications, as available.

          9.2.8 An affidavit pursuant to the Foreign Investment in Real Property Tax Act in the form attached hereto as Exhibit 9.2.8.

          9.2.9   A letter in substantially the form attached hereto as Exhibit
9.2.9 advising residents of the Property of the change in ownership of the Property and directing them to pay rent to Purchaser or as Purchaser may direct.

          9.2.10  Transfer tax statements as required by applicable law.

     9.3  Purchaser's Deliveries.

          At the closing, Purchaser shall (i) pay Seller the Purchase Price; and
(ii) execute and deliver to Seller the agreements referred to in Sections 3.3, 9.2.3(iii) and 9.2.4(ii) and the ERISA certificate attached hereto as Exhibit 9.3.

     9.4 Possession. Purchaser shall be entitled to possession of the Property upon conclusion of the Closing subject to the rights of tenants under the Leases.

     9.5 Insurance. Seller shall terminate its policies of insurance as of noon on the Date of Closing and Purchaser shall be responsible for obtaining its own insurance thereafter.

     9.6 Utility Service and Deposits. Seller shall be entitled to the return of any deposit(s) posted by it with any utility company and Purchaser and Seller shall notify each utility company serving the Property to terminate Seller's account, effective at 11:59 p.m. on the Date of Closing, by written notice in substantially the form attached hereto as Exhibit 9.6.

     9.7 Notice Letters. At the Closing, Seller shall provide to Purchaser copies of form letters to contractors and utility companies serving the Property, advising them of the sale of the Property to Purchaser and directing to Purchaser all bills for the services provided to the Property on and after the Date of Closing.

          9.8 Post-Closing Collections. Purchaser shall use its best efforts during the six (6) month period immediately following Closing to collect and promptly remit to Seller rents or other amounts due Seller for the period prior to Closing. Purchaser shall apply such rents or other amounts received, first for the account of Purchaser for amounts due to Purchaser for the period following the Closing; second, to Seller for any and all amounts due to Seller for periods prior to Closing; and the balance to be retained by Purchaser.

          9.9 Conditions to Seller's Obligations to Close. Seller's obligations to close under this Agreement are subject to, and to delivery by Purchaser at Closing of written certification of, the truth and accuracy in all material respects at Closing of Purchaser's representations and warranties set forth in Section 5.2 of this Agreement and the performance by Purchaser of its covenants, agreements and obligations hereunder, including, without limitation, the payment of the Purchase Price at Closing as provided herein.

          9.10 Conditions to Purchaser's Obligations to Close. Purchaser's obligations to close under this Agreement are subject to: (i) the performance by Seller of its covenants, agreements and obligations hereunder, including delivery of Seller's closing documents at Closing as provided herein; (ii) the truth and accuracy in all material respects at Closing of Seller's representations and warranties as provided in Section 5.1 of this Agreement and to delivery by Seller at Closing of written certification thereof (subject to the limitations on survival and liability contained in Section 5.1); (iii) issuance to Purchaser (subject to payment of the premium and other charges therefor, which Seller and Purchaser agree to pay as provided in Sections 6.1 and 6.2 of this Agreement) by the Title Company of an ALTA Owner's Policy of Title Insurance including an extended coverage endorsement over the general or standard exceptions which are part of the printed policy form, affirmative assurance as to access, a "Fairway" endorsement (if applicable) and such other available endorsements as counsel for Purchaser shall reasonably deem appropriate and which are available in Connecticut, providing for coverage in the amount of the Purchase Price and insuring title to the Property in Purchaser, subject only to the Permitted Exceptions; (iv) there shall not have occurred any uninsured casualty to the Property which has not been repaired by Seller; (v) receipt by Purchaser of UCC, tax lien and judgment searches with respect to Seller which disclose no liens against the Property other than those which will be released by the holder thereof at Closing.

10.  Default: Failure of Condition.

          10.1 PURCHASER DEFAULT. IF PURCHASER SHALL DEFAULT UNDER THIS AGREEMENT AND THE DEFAULT CONTINUES BEYOND THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED IN SECTION 11.6 HEREOF THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES, AND AS SELLER'S SOLE AND EXCLUSIVE REMEDY FOR SUCH DEFAULT, AND BOTH PARTIES SHALL BE RELIEVED OF AND RELEASED FROM ANY FURTHER LIABILITY HEREUNDER EXCEPT FOR PURCHASER'S INDEMNITY OBLIGATIONS SET FORTH IN SECTION
3.1.2 HEREOF. SELLER AND PURCHASER AGREE THAT THE DEPOSIT IS A FAIR AND REASONABLE AMOUNT TO BE RETAINED BY SELLER AS AGREED AND LIQUIDATED DAMAGES IN LIGHT OF SELLER'S REMOVAL OF THE PROPERTY FROM THE MARKET AND THE COSTS INCURRED BY SELLER AND SHALL NOT CONSTITUTE A PENALTY OR A FORFEITURE.

     10.2 SELLER DEFAULT. IF SELLER SHALL REFUSE OR FAIL TO CONVEY THE PROPERTY AS HEREIN PROVIDED, FOR ANY REASON OTHER THAN (I) A DEFAULT BY PURCHASER AND
THE EXPIRATION OF THE CURE PERIOD, IF ANY, PROVIDED, UNDER SECTION 11.6 HEREOF,
(II) THE EXISTENCE OF A PENDING DEFAULT (AS DEFINED IN AND CONTEMPLATED BY
SECTION 11.6), OR (III) ANY OTHER PROVISION OF THIS AGREEMENT WHICH PERMITS SELLER TO TERMINATE THIS AGREEMENT OR OTHERWISE RELIEVES SELLER OF THE OBLIGATION TO CONVEY THE PROPERTY, PURCHASER SHALL ELECT AS ITS SOLE REMEDY HEREUNDER EITHER (Y) TO ENFORCE THE SELLER'S OBLIGATIONS TO CONVEY THE PROPERTY, PROVIDED THAT NO SUCH ACTION IN SPECIFIC PERFORMANCE SHALL SEEK TO REQUIRE THE SELLER TO DO ANY OF THE FOLLOWING: (A) CHANGE THE CONDITION OF THE PROPERTY OR RESTORE THE SAME AFTER ANY FIRE OR OTHER CASUALTY; (B) EXPEND MONEY OR POST A BOND TO REMOVE A TITLE ENCUMBRANCE (OTHER THAN A MONETARY LIEN CREATED BY THE VOLUNTARY ACTION OF SELLER) OR DEFECT OR CORRECT ANY MATTER SHOWN ON A SURVEY
OF THE PROPERTY; OR (C) SECURE ANY PERMIT, APPROVAL, OR CONSENT WITH RESPECT TO THE PROPERTY OR SELLER'S CONVEYANCE OF THE PROPERTY; OR (Z) IF PURCHASER REASONABLY DETERMINES THAT SUCH SPECIFIC PERFORMANCE IS NOT ADEQUATE, PURCHASER MAY TERMINATE THIS AGREEMENT, RECOVER THE DEPOSIT AND, IN ADDITION, RECOVER FROM SELLER A MAXIMUM OF TWENTY THOUSAND DOLLARS (S20,000.00) TO REIMBURSE PURCHASER FOR PURCHASER'S REASONABLE OUT-OF-POCKET EXPENSES INCURRED AFTER THE DATE OF THIS AGREEMENT DIRECTLY RELATED TO THIS AGREEMENT, PROVIDED, HOWEVER, THAT PURCHASER SHALL GIVE SELLER AN ITEMIZED LIST OF SUCH EXPENSES WITHIN 60 DAYS AFTER DEFAULT ON THE PART OF THE SELLER INCLUDING DETAILED INFORMATION AND COPIES OF THIRD-PARTY INSPECTIONS AND REPORTS.

INITIALS:           PURCHASER  MJS      SELLER  DJI
                               ---              ---

     10.3 Failure of Condition. If prior to Closing Seller discloses to Purchaser or Purchaser discovers that (i) title to the Property or matters shown on the 1989 Survey or New Survey are subject to defects, limitations or encumbrances other than Permitted Encumbrances, or (ii) any representation or warranty of Seller contained in this Agreement is or, as of the Date of Closing, will be untrue, or (iii) Seller has failed to terminate, effective as of or prior to the Date of Closing, either the personal care services agreement or the Management Agreement described in paragraphs 2 and 25, respectively, of Exhibit 3.3, then Purchaser shall promptly give Seller written notice of its objection thereto. In such event, Seller may elect to postpone the Closing for thirty (30) days and attempt to cure such objection, provided that Purchaser may not object to the state of title of the Property or matters shown on the 1989 Survey or New Survey on the basis of matters set out in Section 3.4 above which remain unchanged. The parties acknowledge and agree that Seller shall have no obligation to cure any objection. If Purchaser fails to waive the objection within ten (10) days after notice from Seller that Seller will not cure the objection, this Agreement will terminate automatically and Seller shall promptly direct the Title Company to return the Deposit to Purchaser, provided that Purchaser shall not be in default hereunder, and neither party shall have any liability to the other except for Purchaser's Indemnity Obligations set forth in
Section 3.1.2 hereof. For the purposes of this Agreement, any title defect, limitation or encumbrance other than a

Permitted Encumbrance shall be deemed cured if Chicago Title Insurance Company or another title company reasonably acceptable to Purchaser and authorized to do business in Connecticut will agree to issue an ALTA owner's title insurance policy to Purchaser (and future owners of the Property) for the Purchase Price, and to Purchaser's lender (and future lenders), which policies take no exception for or insures over such defect, limitation or encumbrance and are issued for no additional premium or for an additional premium if Seller agrees to pay such additional premium upon Closing.

          10.4 Licensing Contingency. (a) Notwithstanding any other provisions of this Agreement, Purchaser's obligation to purchase the Property and close the transaction contemplated hereby is conditional (the "Regulatory License Condition") upon Purchaser (or its designee) obtaining (at its sole cost and expense) from all applicable governmental authorities having jurisdiction over the Property and the operation thereof as a managed residential community, all licenses and permits, if any, necessary to permit Purchaser (or its affiliate) to operate as an assisted living services agency for the purpose of providing assisted living services to residential tenants of the Property (collectively, the "Regulatory Licenses"). No later than five (5) days after the date hereof, Purchaser shall initiate the application process for and diligently pursue the obtaining of all Regulatory Licenses. Purchaser shall provide Seller with copies of all applications filed or submissions made in connection with the obtaining of such Regulatory Licenses and shall keep Seller fully informed as to the status of its efforts to obtain the same. Purchaser shall immediately inform Seller when each Regulatory License has been issued.

          (b) If Purchaser fails, despite diligent efforts, to obtain the Regulatory Licenses on or before the Approval Date, and Purchaser has not otherwise terminated its obligation to purchase the Property pursuant to Section
3.5 hereof, then on or before the Approval Date, Purchaser shall notify Seller in writing (in either case, a "First Notice") (i) that Purchaser has waived the Regulatory License Condition and approved all matters with respect to the Property and that subject only to the provisions of Section 9.10 hereof and Seller's compliance with Seller's obligations to be satisfied at the Closing, Purchaser will purchase the Property on August 17, 1997 without having obtained the Regulatory Licenses (in which case Purchaser shall hire an assisted living services agency to provide assisted living services to residential tenants of the Property following the Closing), or (ii) that Purchaser has approved all matters with respect to the Property and that subject only to the provisions of
Section 9.10 hereof, Seller's compliance with Seller's obligations to be satisfied at the Closing, and Purchaser's obtaining all Regulatory Licenses on or before the Date of Closing (as the same may be extended pursuant to this Section 10.4), Purchaser shall be obligated to close and purchase the Property on the Date of Closing. In the event that Purchaser elects to proceed under subparagraph 10.4(b)(ii), then on or before the third business day following the Approval Date, Purchaser shall make the Additional Deposit with the Title Company. If Purchaser has failed to obtain the Regulatory Licenses on or before the Approval Date and Purchaser fails to so send a First Notice, Purchaser shall be deemed to have elected to proceed under subparagraph 10.4(b)(ii). In any event, if Purchaser fails to make the Additional Deposit when required, then Seller may terminate this Agreement.

          (c) In the event Purchaser, despite diligent efforts, has failed to obtain the Regulatory Licenses on or before August 7, 1997 and such failure is due solely to timing issues outside of Purchaser's control, then on August 7, 1997, Purchaser shall notify Seller in writing (in either case, a "Second Notice") (i) that Purchaser has waived the Regulatory License Condition and approved all matters with respect to the Property and that subject only to the provisions of Section 9.10 hereof and Seller's compliance with Seller's obligations to be satisfied at the Closing, Purchaser will purchase the Property on August 17, 1997 without having obtained the Regulatory Licenses (in which case Purchaser shall hire an assisted living services agency to provide assisted living services to residential tenants of the Property following the Closing), (ii) that Purchaser is extending the Date of Closing for one thirty (30) day period (the "First Extension Period") solely for purposes of obtaining the Regulatory Licenses, or (iii) that Purchaser is terminating this Agreement; provided, however, in the event Purchaser elects to proceed under Section 10.4 (c)(ii), Purchaser shall deposit with the Title Company $100,000 (the "First Extension Deposit") on or before August 7, 1997. If Purchaser has failed to obtain the Regulatory Licenses on or before the August 7, 1997 and Purchaser fails to so send a Second Notice, Purchaser shall be deemed to have elected to proceed under subparagraph 10.4(c)(ii). If Purchaser elects, or is deemed to have elected, to proceed under subparagraph 10.4(c)(ii) and fails to deposit with the Title Company the First Extension Deposit when required, then Seller may terminate this Agreement.

     (d) In the event that Purchaser properly exercises its option with respect to the First Extension Period and pays the First Extension Deposit, but fails, despite diligent efforts, to receive the Regulatory Licenses on or before September 7, 1997 and such failure is due solely to timing issues outside of Purchaser's control, then on September 7, 1997, Purchaser shall notify Seller in writing (in either case, a "Third Notice"): (i) that Purchaser has waived the Regulatory License Condition and approved all matters with respect to the Property and that subject only to the provisions of Section 9.10 hereof and Seller's compliance with Seller's obligations to be satisfied at the Closing, Purchaser will purchase the Property on September 17, 1997 without having obtained the Regulatory Licenses (in which case Purchaser shall hire an assisted living services agency to provide assisted living services to residential tenants of the Property following the Closing), (ii) that Purchaser is extending the Date of Closing for one additional consecutive thirty (30) day period (the "Second Extension Period") solely for purposes of obtaining the Regulatory Licenses, or (iii) that Purchaser is terminating this Agreement; provided, however, in the event Purchaser elects to proceed under clause (d)(ii), Purchaser shall deposit with the Title Company $100,000 (the "Second Extension Deposit") on or before September 7, 1997. If Purchaser has failed to obtain the Regulatory Licenses on or before the September 7, 1997 and Purchaser fails to so send a Third Notice, Purchaser shall be deemed to have elected to proceed under subparagraph 10.4(d)(ii). If Purchaser elects, or is deemed to have elected to proceed under subparagraph 10.4(d)(ii) and fails to deposit with the Title Company the Second Extension Deposit when required, then Seller may terminate this Agreement.

     (e) The First Extension Deposit and Second Extension Deposit shall be added to and held on the same terms and conditions as the Initial Deposit and the Additional Deposit.

     (f) Upon any termination permitted under this Section 10.4, Seller shall direct the Title Company to return the Deposit to Purchaser and neither party shall have any further liability hereunder except for Purchaser's Indemnity Obligations set forth in Section 3.1.2 hereof.

11.  Miscellaneous.

     11.1 Entire Agreement. This Agreement, together with the Exhibits attached hereto, all of which are incorporated by reference, is the entire agreement between the parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by both parties.

     11.2 Severability. If any provision of this Agreement or application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

     11.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Connecticut.

     11.4 Assignability. Neither this Agreement nor any interest hereunder shall be assigned or transferred by Seller without Purchaser's written consent, which consent shall not be unreasonably withheld or delayed. Purchaser may not assign this Agreement without first obtaining Seller's written consent. Any assignment in contravention of this provision shall be void. No assignment shall release the Purchaser herein named from any obligation or liability under this Agreement. Any permitted assignee shall be deemed to have made any and all representations and warranties made by Purchaser hereunder, as if the assignee were the original signatory hereto.

     If Purchaser requests Seller's written consent to any assignment, Purchaser shall (1) notify Seller in writing of the proposed assignment; (2) provide Seller with the name and address of the proposed assignee; (3) provide Seller with financial information including financial statements of the proposed assignee; and (4) provide Seller with a copy of the proposed assignment.

     Notwithstanding the foregoing, this Agreement may be assigned by Purchaser prior to the Closing without the consent of Seller if (1) such assignment is to any entity which is a subsidiary or affiliate of Purchaser, or that controls, is controlled by or is under common control with Purchaser, or any entity, or affiliate of such entity, providing all or substantially all of the financing for the Property; (2) Seller is given written notice thereof and is provided with a copy of such assignment and a schedule of all evidence of ownership; and
(3) the assignee assumes all of Purchaser's obligations hereunder. No such assignment shall operate to discharge or release the Purchaser named herein from the obligations and liabilities of Purchaser hereunder, in whole or in part.

     In the event Purchaser assigns this Agreement pursuant to is Section 11.4, the assignee's name will be substituted for the name "Brookdale Living Communities, Inc." throughout the transfer documents the forms of which are attached hereto.

     11.5 Successors Bound. This Agreement shall be binding upon and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

     11.6 Breach. Should either party be in breach of or default under or otherwise fail to comply with any of the terms of this Agreement, except as otherwise provided in this Agreement, the complying party shall have the option to cancel this Agreement upon ten (10) days written notice to the other party of the alleged breach and failure by such other party to cure such breach within such ten (10) day period. The non-defaulting party shall promptly notify the defaulting party in writing of any alleged default upon obtaining knowledge thereof. The Date of Closing shall be extended to the extent necessary to afford the defaulting party the full ten-day period within which to cure such default; provided, however, that the failure or refusal by a party to perform on the scheduled Date of Closing (except in respect of a Pending Default by the other party) shall be deemed to be an immediate default without the necessity of notice; and provided further, that if the Date of Closing shall have been once extended as a result of default by a party, such party shall be not be entitled to any further notice or cure rights with respect to that or any other default. For purposes of this Section 11.6, a "Pending Default" shall be a default for which (i) written notice was given by the non-defaulting party, and (ii) the cure period extends beyond the scheduled date of Closing.

     11.7 No Public Disclosure. Neither party shall make any public disclosure of the terms of this transaction without the prior written consent of the other party, except that Purchaser may discuss the transaction in confidence with proposed joint venturers or prospective mortgagees and except for disclosures which are required by law or court order; provided, however, in any SEC filing Purchaser shall request that all terms of this Agreement other than the Purchase Price, Date of Closing and location of the Property be kept confidential if the foregoing option is available.

     11.8 Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

     11.9 Attorney's Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees and costs.

     11.10 No Partnership. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

     11.11 Time of Essence. Time is of the essence in this Agreement.

     11.12 Counterparts. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

     11.13 Recordation. Purchaser and Seller agree not to record this Agreement or any memorandum hereof.

     11.14 Proper Execution. The submission by Seller to Purchaser of this Agreement in unsigned form shall be deemed to be a submission solely for Purchaser's consideration and not for acceptance and execution. Such submission shall have no binding force and effect, shall not constitute an option, and shall not confer any rights upon Purchaser or impose any obligations upon Seller irrespective of any reliance thereon, change of position or partial performance. The submission by a party of this Agreement for execution by the other party and the actual execution and delivery thereof by a party shall similarly have no binding force and effect on such party unless and until the other party shall have executed this Agreement and a counterpart thereof shall have been delivered to the first party and the Initial Deposit shall have been received by the Title Company.

     11.15 Tax Protest. If as a result of any tax protest or otherwise there is issued any refund or there occurs any reduction of any real property or other tax or assessment relating to the Property and allocable to the period for which, under the terms of this Agreement, Seller is responsible, Seller shall be entitled to receive or retain a prorated portion of such refund or the benefit of such reduction for such allocable period, less equitable prorated costs of collection.

     11.16 Time to Execute and Deliver. This Agreement shall be void if one fully executed copy is not received by Seller, along with confirmation that the Initial Deposit has been received by the Title Company, on or before 5:00 p.m. E.D.T. on June 12, 1997.

     11.17 Limitation of Liability. Aetna Life Insurance Company is entering into this Agreement in its capacity as general partner, and on behalf, of Seller solely on behalf of Aetna Life Insurance Company's Separate Account 148 (also known as the Congregate Care Fund). Separate Account 148 is a separate account as determined in Section 3(17) of ERISA. Only the assets of such separate account shall be bound for obligations of Separate Account 148 and no resort shall be had to any other assets of Aetna Life Insurance Company for obligations of Seller or its constituent general partners, or otherwise. Aetna Life Insurance Company, by its execution hereof in the name and as a general partner and on behalf of Seller, hereby covenants with Purchaser that it shall cause Separate Account 148 to maintain currently available funds on hand of at least $200,000.00 during the period beginning on the Date of Closing and ending nine
(9) months thereafter.







                     REMAINDER OF PAGE INTENTIONALLY BLANK

      IN WITNESS WHEREOF, Purchaser and Seller have executed this Agreement on the date set forth below, effective as of the date set forth above.

                           SELLER:  GABLES AT FARMINGTON ASSOCIATES

                                    By:  Aetna Life Insurance Company, a general
                                         partner

                                    By: /s/ David J. Ingram
                                        ------------------------------------
                                    Printed name:  David J. Ingram
                                                   -------------------------
                                    Its:  Vice President
                                         ------------------------------------


                        PURCHASER:  BROOKDALE LIVING COMMUNITIES, INC.


                                    By: /s/ Mark J. Schulte
                                        ------------------------------------
                                    Printed name:  Mark J. Schulte
                                                   -------------------------
                                    Its:  President
                                         ------------------------------------

     An original, fully executed copy of this Agreement, together with the Initial Deposit, has been received by the Title Company this ______day of _______________, 1997 and by execution hereof the Title Company hereby covenants and agrees to be bound by the terms of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:
    -----------------------------
Printed name:
              -------------------
Its:
     -----------------------------

                                EXHIBIT 1.1.1.
                               LEGAL DESCRIPTION

                                                                     Page 1 of 2

     A certain piece or parcel of land situated in the Town of Farmington, County of Hartford and State of Connecticut, in the rear of the northerly side of Farmington Avenue, being shown as Stage 1A on a map entitled "Map of Land to be conveyed to Old Farms Forest Development Corporation Town Farm Road & Farmington Avenue Farmington, Connecticut Scale 1" =200' February 1983 Certified substantially correct in accordance with Class A-2 of the Code of Recommended Practice for Accuracy of Surveys and Maps, W.F. Grunewald Edward F. Reuber, Surveyors Hodge Surveying Associates, P.C. Sheet 1 of 2 and Sheet 2 of 2, which map is on file in the office of the Town Clerk of Farmington, to which reference is hereby made; said premises being more particularly bounded and described as follows:

     Beginning at a point in the northwesterly corner of land now or formerly of Joseph F. Frenette et al., which point is N 11 degrees 09' 42" E, a distance of
751.77 feet from an iron pipe set in the northerly line of Farmington Avenue at the southwesterly corner of land now or formerly of Martin J. Comer; thence running S 81 degrees 18' 38" E along land now or formerly of Joseph F. Frenette et al., 1,117.13 feet to a point; thence running N 06 degrees 29 '39" E along land now or formerly of Fairway Sod Farms Inc., a distance of 796.08 feet to a point; thence running N 81 degrees 18' 38" W along land now or formerly of The Pennington Corporation, being Stage 1B as shown on said map, a distance of 1,052.29 feet to a point; thence running S 11 degrees 09' 42" W along land now or formerly of The Pennington Corporation, being Stage 1B as shown on said map, a distance of 673.78 feet to a point; thence running N 81 degrees 18' 38" W along land now or formerly of The Pennington Corporation, being Stage 1B on said map, a distance of 74.18 feet to a point; thence running southerly in a curve to the right having a radius of 514 feet, along land now or formerly of The Pennington Corporation, being Stage 1B as shown on said map, a distance of 91.85 feet to a point; thence running S 11 degrees 10' 00" W along land now or formerly of The Pennington Corporation, being Stage 1B as shown on said map, a distance of 30.75 feet to a point; thence running S 81 degrees 18' 38" E along land now or formerly of The Pennington Corporation, being Stage 1B as shown on said map, a distance of 66 feet to the point or place of beginning.

Together with the following:



1. Sewer Easement from Devonwood, Incorporated dated December 8, 1983 and recorded on December 12, 1983 in Volume 300 at Page 81 of the Farmington Land Records, as rerecorded in Volume 300 at Page 83 of the said Land Records.

2. Rights and easements as more particularly described and set forth in an Agreement by and between Devonwood Incorporated and Old Farms Forest Associates, Limited Partnership dated December 21, 1983 and recorded on March 10, 1984 in Volume 301 at Page 805 of the Farmington Land Records.

3. Rights and easements as more particularly set forth in an Agreement by and between Old Farms Forest Associates, Limited Partnership and The Connecticut Light and Power Company dated October 24, 1984 and recorded on March 28, 1985 in Volume 312 at Page 1051 of the Farmington Land Records.

4. Rights and easements as more particularly set forth in an Agreement by and between Old Farms Forest Associates, Limited Partnership and The Connecticut Light and Power Company dated October 29, 1986 and recorded on January 30, 1987 in Volume 347 at Page 997 of the Farmington Land Records.

5. A right of way for all purposes for which public highways are ordinarily used, including, but not limited to, the right to connect to and use all utilities over, upon and under all streets and roadways referenced in and as more particularly described and set forth in a Quit Claim Deed from The Pennington Corporation to Old Farms Forest Development Corporation dated and recorded on March 30, 1983 an Volume 293 at Page 122 of the Farmington Land Records.